     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997

                                                 REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON D.C. 20549

                                     -----------

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                     -----------

                              TCF FINANCIAL CORPORATION
                (Exact name of registrant as specified in its charter)

               DELAWARE                                41-1591444
     (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)              Identification Number)

                           801 MARQUETTE AVENUE, SUITE 302,
                             MINNEAPOLIS, MINNESOTA 55402
                              TELEPHONE: (612) 661-6500
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           GREGORY J. PULLES, VICE CHAIRMAN, GENERAL COUNSEL AND SECRETARY
                              TCF FINANCIAL CORPORATION
                           801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MINNESOTA 55402
                              TELEPHONE: (612) 661-6500
          (Name, address, including zip code and telephone number, including area code, of agent for service)

                                     -----------

                                      COPIES TO:

                                BRUCE J. PARKER, ESQ.
                          KAPLAN, STRANGIS AND KAPLAN, P.A.
                                 5500 NORWEST CENTER
                               90 SOUTH SEVENTH STREET
                                MINNEAPOLIS, MN  55402
                              TELEPHONE: (612) 375-1138
                                     -----------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                              SECURITIES TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /x/


                                 -----------

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                                       Proposed
      Title of Each Class                      Proposed Maximum         Maximum              Amount of
      of Securities to be    Amount to be     Offering Price Per   Aggregate Offering      Registration
         Registered           Registered           Unit(2)              Price(2)               Fee
--------------------------------------------------------------------------------------------------------
Common stock, par value
$.01 per share(1)         800,000 Shares           $42.50           $34,000,000             $10,304
--------------------------------------------------------------------------------------------------------


(1) Each share of the registrant's common stock includes one preferred share purchase right issued pursuant to that certain Stockholder Rights Agreement dated May 23, 1989, as amended, between TCF Financial Corporation ("TCF") and The First National Bank of Boston c/o Boston EquiServe L.P. ("Boston EquiServe").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sale prices for such common stock on May 21, 1997 as reported by the New York Stock Exchange.
                                     -----------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION, DATED MAY 23, 1997

                                    800,000 SHARES

                              TCF FINANCIAL CORPORATION

                               -----------------------
                                     COMMON STOCK
                              (par value $.01 per share)

                               -----------------------

    All of the up to 800,000 shares of common stock, par value $.01 per share, (the "Common Stock") offered hereby are being issued and sold by TCF Financial Corporation ("TCF" or the "Company"). The Common Stock is listed on The New York Stock Exchange (the "NYSE") under the symbol "TCB."

                               -----------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER
              GOVERNMENTAL AGENCY, NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER
                 AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                               -----------------------

    The shares of Common Stock offered by the Company may be sold from time to time to purchasers directly in one or more transactions at a fixed price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Company may from time to time sell the Common Stock in transactions involving broker-dealers who may act as agents and/or may acquire Common Stock from the Company as principals and who may receive compensation from the Company and/or the purchasers of the shares. Broker-dealers who acquire Common Stock as principals may thereafter resell such Common Stock in transactions, including transactions of the nature described above. Any broker-dealers who participate in a sale of shares of Common Stock may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares of Common Stock as principals, any profits received on the resale of such shares of Common Stock, may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company will receive all of the proceeds from the sale of such stock, net of discounts, commissions or fees, if any, and before deducting offering expenses.

                    The date of this Prospectus is May ___, 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.[qp]

                                AVAILABLE INFORMATION

    TCF is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. In addition, the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding TCF. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning TCF can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information, reference is made to the Registration Statement, including all amendments to the Registration Statement, and all the exhibits and schedules filed as part of the Registration Statement. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-16431) pursuant to the Exchange Act and the rules and regulations of the Commission are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         3. The Company's Current Reports on Form 8-K dated January 27, 1997, February 19, 1997, March 5, 1997, March 21, 1997, April 11, 1997
              and May 21, 1997;

         4. The Company's Registration Statement on Form S-4 (File No. 333-25905) effective May 23, 1997; and

         5. All other documents filed by TCF pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering.

    Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL OF SUCH DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. GREGORY J. PULLES, SECRETARY, TCF FINANCIAL CORPORATION, 801 MARQUETTE AVENUE, SUITE 302, MINNEAPOLIS, MINNESOTA 55402; TELEPHONE NUMBER (612) 661-6500. COPIES WILL BE FURNISHED (WITHOUT EXHIBITS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE) FREE OF CHARGE.

    THIS PROSPECTUS AND/OR THE INFORMATION INCORPORATED BY REFERENCE HEREIN CONTAINS, OR MAY CONTAIN, CERTAIN "FORWARD-LOOKING STATEMENTS," INCLUDING STATEMENTS CONCERNING PLANS, OBJECTIVES AND FUTURE EVENTS OR PERFORMANCE, AND OTHER STATEMENTS WHICH ARE OTHER THAN STATEMENTS OF HISTORICAL FACT. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:
(i) FAILURE TO FULLY REALIZE OR TO REALIZE WITHIN THE EXPECTED TIME FRAME EXPECTED COST SAVINGS FROM THE WINTHROP MERGER AND/OR THE STANDARD MERGER (AS SUCH TERMS ARE DEFINED BELOW), (ii) LOWER THAN EXPECTED INCOME OR REVENUES OR HIGHER THAN EXPECTED OPERATING COSTS FOLLOWING THE WINTHROP MERGER AND/OR THE STANDARD MERGER; (iii) A SIGNIFICANT INCREASE IN COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY; (iv) BUSINESS DISRUPTION RELATED TO THE WINTHROP MERGER AND/OR THE STANDARD MERGER (BOTH BEFORE AND AFTER COMPLETION);
(v) GREATER THAN EXPECTED COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE MANAGEMENT OF WINTHROP AND/OR STANDARD (AS SUCH TERMS ARE DEFINED BELOW) WITH TCF; (vi) LITIGATION COSTS AND DELAYS CAUSED BY LITIGATION; (vii) HIGHER THAN ANTICIPATED COSTS IN COMPLETING THE WINTHROP MERGER AND/OR THE STANDARD MERGER; (viii) UNANTICIPATED REGULATORY DELAYS OR CONSTRAINTS OR CHANGES IN THE PROPOSED TRANSACTIONS IMPOSED BY ANY REGULATORY AUTHORITY; (ix) REDUCTION IN INTEREST MARGINS DUE TO CHANGES IN THE INTEREST RATE ENVIRONMENT; (x) POORER THAN EXPECTED GENERAL ECONOMIC CONDITIONS, INCLUDING ACQUISITION AND GROWTH OPPORTUNITIES, EITHER NATIONALLY OR IN THE STATES IN WHICH TCF WILL BE DOING BUSINESS; (xi) LEGISLATION OR REGULATORY CHANGES WHICH ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (xii) A DECLINE IN THE PRICE OF TCF COMMON STOCK WHICH PERMITS WINTHROP AND/OR STANDARD TO ELECT NOT TO PROCEED WITH THE WINTHROP MERGER OR THE STANDARD MERGER, AS THE CASE MAY BE; AND (xiii) OTHER UNANTICIPATED OCCURRENCES WHICH MAY DELAY THE CONSUMMATION OF THE RESPECTIVE MERGER, INCREASE THE COSTS RELATED TO THE WINTHROP MERGER AND/OR THE STANDARD MERGER OR DECREASE THE EXPECTED FINANCIAL BENEFITS OF THE WINTHROP MERGER AND/OR THE STANDARD MERGER.

                                     THE COMPANY

    TCF is a Delaware corporation and a bank holding company under the Bank Holding Company Act. TCF's direct and indirect wholly-owned banking subsidiaries are TCF National Bank Minnesota ("TCF Minnesota"), TCF National Bank Wisconsin ("TCF Wisconsin"), TCF National Bank Illinois ("TCF Illinois"), Great Lakes National Bank Michigan ("Great Lakes Michigan"), Great Lakes National Bank Ohio ("Great Lakes Ohio") and TCF National Bank Colorado ("TCF Colorado"), (collectively, TCF Minnesota, TCF Wisconsin, TCF Illinois, Great Lakes Michigan, Great Lakes Ohio and TCF Colorado are called the "TCF Banks"). TCF Minnesota currently conducts business through 75 branch offices in Minnesota. TCF Wisconsin currently conducts business through 27 branch offices in Wisconsin. TCF Illinois currently conducts business through 35 branch offices in Illinois. Great Lakes Michigan currently conducts business through 56 branch offices in Michigan. Great Lakes Ohio currently conducts business through 8 branches in Ohio. TCF Colorado expects to conduct business through six branches in Colorado starting on or about July 1, 1997. In addition, a consumer finance company subsidiary of TCF Minnesota, TCF Financial Services, Inc., conducts business through 61 offices in sixteen states. Other direct or indirect subsidiaries of TCF sell insurance products, annuities and mutual funds, make mortgage loans and engage in certain other activities. The deposits of the TCF Banks are insured to the maximum extent provided by law, by the Savings Association Insurance Fund or the Bank Insurance Fund, both of which are administered by the Federal Deposit Insurance Corporation. The principal business of the TCF Banks consists of attracting deposits from the general public and investing such deposits, together with other funds, in consumer loans, residential real estate loans, commercial real estate loans, commercial loans and mortgage-backed and investment securities. At March 31, 1997, TCF had total assets of $7.0 billion, total liabilities of $6.4 billion and stockholders' equity of $541.9 million. TCF's executive offices are located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402, and its telephone number is (612) 661-6500.


                                 RECENT DEVELOPMENTS


    On January 16, 1997, TCF Illinois acquired the stock of BOC Financial Corporation ("BOC") and its wholly owned indirect subsidiary, Bank of Chicago, s.b., an Illinois state-chartered savings bank ("Bank of Chicago"). Effective April 7, 1997, Bank of Chicago was merged with and into TCF Illinois, with TCF Illinois as the resulting institution. Bank of Chicago operated three branches in the Chicago, Illinois area, and BOC had total assets of $183.1 million at December 31, 1996.

    On February 28, 1997, TCF and Winthrop Resources Corporation ("Winthrop") signed an agreement and plan of reorganization (the "Winthrop Merger Agreement"). Winthrop, with total assets of $370 million at March 31, 1997, specializes in leasing high-tech and business equipment. Under the Winthrop Merger Agreement, a newly formed, wholly owned subsidiary of TCF will be merged with and into Winthrop (the "Winthrop Merger"), and Winthrop will become a wholly owned subsidiary of the Company. After the Winthrop Merger, TCF intends to contribute Winthrop to TCF Minnesota. Subject to satisfaction or waiver of the conditions precedent to consummation of the Winthrop Merger, including but not limited to the receipt of the requisite shareholder and regulatory approvals, and treatment of the Winthrop Merger as a pooling of interests for accounting purposes, and neither party exercising its right to terminate the Winthrop Merger Agreement under certain circumstances, TCF expects to consummate the Winthrop Merger in June or July, 1997. At the effective time of the Winthrop Merger, up to 7,050,000 registered shares of Common Stock will be exchanged for all of the outstanding shares of Winthrop's common stock in a tax-free exchange based on an exchange ratio of 0.7766 of a share of Common Stock for one share of Winthrop common stock. Winthrop has the right to terminate the transaction if the average of the daily closing price of the Common Stock for a period of time prior to the Winthrop Merger is less than $42.30 per share. TCF has the right to terminate the transaction if the average of the daily closing price of the

Common Stock is more than $51.70 per share. The period for determining the average closing price of the Common Stock is the 30 trading days ending three business days prior to the later of the last shareholders' meeting to vote on the Winthrop Merger or the date of the last regulatory approval. Thus, there can be no assurance that the Winthrop Merger will be consummated.

    On March 16, 1997, TCF and Standard Financial, Inc. ("Standard") signed an agreement and plan of reorganization (the "Standard Merger Agreement").
Standard and its wholly owned subsidiary, Standard Federal Bank for savings, a federal savings bank ("Standard Bank"), headquartered in Chicago, Illinois, had total assets of $2.5 billion and Standard Bank had operated 14 branches at March 31, 1997. Under the Standard Merger Agreement, Standard will be merged into TCF Illinois (the "Standard Merger"). The Standard Merger is structured as a cash election merger in which Standard stockholders will have the right to choose either cash or Common Stock, or a combination of the two. Between 40% and 55.5%, as determined by TCF, of the estimated purchase price of $419 million will be paid in shares of Common Stock with the remainder paid in cash. The Standard Merger will be accounted for by the purchase method of accounting. Consummation of the Standard Merger is subject to regulatory approval and certain other conditions and, assuming satisfaction or waiver of such conditions, is expected to occur by October 31, 1997. However, the transaction is subject to various conditions, including requisite regulatory approvals and clearances, and rights of termination, including the right of Standard to terminate if the average of the daily closing price of the Common Stock for a period of time prior to the Standard Merger is below $37.50 per share. The period for determining the average closing price of the Common Stock is the 30 trading days ending three business days prior to the later of the Standard shareholder's meeting to vote on the Standard Merger or the date of the last regulatory approval (the "Standard Determination Period"). Thus, there can be no assurance that the Standard Merger will be consummated.

    Neither the Winthrop Merger nor the Standard Merger is conditioned upon consummation of the other merger.

    On May 12, 1997, TCF called for redemption the 7 1/4% Convertible Subordinated Debentures due 2011 of Great Lakes Bancorp (the "Great Lakes Debentures") which TCF assumed in connection with its acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes") in February 1995. As of May 12, 1997, $7.1 million principal amount of Great Lakes Debentures was outstanding. The Great Lakes Debentures are convertible into Common Stock at a conversion price of $17.04 per share of Common Stock.

                                     THE OFFERING

    TCF is offering the shares of Common Stock (the "Offering") in connection with the Winthrop Merger. TCF is planning to sell up to 800,000 shares of Common Stock in order to meet one of the criteria for the Winthrop Merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. The shares offered hereby will be sold prior to the effective time of the Winthrop Merger. However, there can be no assurance that either or both of the Winthrop Merger and the Standard Merger will be completed.

Common Stock offered. . . . . . . . . . . . . . .     Up to 800,000 shares
Common Stock outstanding after the
  Offering (1)(2) . . . . . . . . . . . . . . . .     Up to 35,412,658 shares
Common Stock outstanding after the Offering,
  the Winthrop Merger, the Standard Merger
  and the Great Lakes Debentures
  redemption (2)(3) . . . . . . . . . . . . . . .     Up to 47,026,858 shares
NYSE Symbol . . . . . . . . . . . . . . . . . . .     TCB

-------------------------------------

(1) Without giving effect to the Winthrop Merger, the Standard Merger or the conversion upon redemption of the Great Lakes Debentures.

(2) Based upon the number of shares outstanding on April 30, 1997. Does not include up to 98,266 shares reserved for issuance, as of April 30, 1997, pursuant to options outstanding under the TCF stock option plans.

(3) Assumes the issuance of (a) 6,678,993 shares of Common Stock in connection with the Winthrop Merger based on the conversion ratio under the Winthrop Merger Agreement and the outstanding shares of Winthrop on April 30, 1997,
    (b) 4,515,958 shares of Common Stock in connection with the Standard Merger based on the outstanding shares of Standard as of April 30, 1997 and assuming that the average of the daily closing price of the Common Stock during the Standard Determination Period is in the range of $43.75 to $47.75 per share, and (c) 419,249 shares of Common Stock in connection with the redemption of the Great Lakes Debentures based on $7.1 million principal amount of Great Lakes Debentures outstanding on May 12, 1997 and assuming full conversion of the debentures at the conversion price of $17.04 per share of Common Stock. Does not include up to 341,316 shares of Common Stock which will, upon consummation of the Winthrop Merger, be reserved for issuance upon exercise of Winthrop options based on the number of Winthrop options outstanding as of April 30, 1997 and the conversion ratio under the Winthrop Merger Agreement.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth certain selected historical financial information for TCF. The financial data included in the Selected Historical Financial Data as of or for the five years ended December 31, 1996 is derived from the audited consolidated financial statements of TCF, including the related notes thereto. The financial data as of or for the three months ended March 31, 1997 and 1996 is derived from the unaudited consolidated financial statements of TCF and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The consolidated financial statements of TCF are incorporated by reference into this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto. See "Incorporation of Certain Documents by Reference."

                       SELECTED HISTORICAL FINANCIAL DATA
                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                    AT OR FOR THE
                                  THREE MONTHS ENDED
                                      MARCH 31,                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------  -------------------------------------------------------------------------
                                   1997        1996         1996             1995            1994          1993           1992
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
CONSOLIDATED OPERATING DATA:
Interest income...............  $  145,136  $  148,893  $  582,861      $  607,690        $  552,482  $  558,645       $  630,442
Interest expense..............      59,118      64,439     242,721         288,492           273,330     297,449          383,170
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net interest income.........      86,018      84,454     340,140         319,198           279,152     261,196          247,272
Provision for credit losses...       1,090       2,802      19,820          15,212(2)         10,802      35,118(6)        40,663
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net interest income after
    provision for credit
    losses....................      84,928      81,652     320,320         303,986           268,350     226,078          206,609
Non-interest income...........      40,381      35,829     157,797         112,776(3)        125,219     139,005          125,524
Non-interest expense..........      77,928      75,806     341,070(1)      317,333(4)        276,984     272,958(7)       264,239
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Income before income tax
    expense and extraordinary
    items.....................      47,381      41,675     137,047          99,429           116,585      92,125           67,894
Income tax expense............      18,450      15,388      51,384          37,778            46,402      36,797           15,906
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Income before extraordinary
    items.....................      28,931      26,287      85,663          61,651            70,183      55,328           51,988
Extraordinary items, net......      --          --          --                (963)(5)        --            (157)             339
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net income..................      28,931      26,287      85,663          60,688            70,183      55,171           52,327
Dividends on preferred
  stock.......................      --          --          --                 678             2,710       2,769            2,911
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Net income available to
    common shareholders.......  $   28,931  $   26,287  $   85,663      $   60,010        $   67,473  $   52,402       $   49,416
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
Per Common Share(8):
  Income before extraordinary
    items.....................  $      .83  $      .73  $     2.42(9)   $     1.71(10)    $     1.95  $     1.53(11)   $     1.51
  Extraordinary items.........      --          --          --                (.03)(10)       --          --                  .01
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
    Net income................  $      .83  $      .73  $     2.42(9)   $     1.68(10)    $     1.95  $     1.53(11)   $     1.52
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
  Dividends declared..........  $    .1875  $   .15625  $   .71875      $   .59375        $      .50  $   .34375       $    .2375
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
Average common and common
  equivalent shares
  outstanding (000's).........      34,797      35,986      35,342          35,686            34,527      34,150           32,571
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
                                ----------  ----------  -------------   ---------------   ----------  --------------   ----------
CONSOLIDATED FINANCIAL
  CONDITION DATA:
Total assets..................  $6,964,119  $7,039,282  $7,090,862      $7,239,911        $7,845,588  $7,630,654       $7,774,537
Investments(12)...............      56,521      59,202     442,103          64,345           283,104     299,432          356,918
Securities available for
  sale........................   1,242,457   1,117,439     999,554       1,201,490           138,430      10,003          399,006
Loans held for sale...........     199,154     249,498     203,869         242,413           201,511     444,780          308,651
Mortgage-backed securities
  held to maturity............      --          --          --              --             1,601,200   1,751,916        1,670,164
Loans.........................   5,028,741   5,174,923   4,995,962       5,277,101         5,118,381   4,665,567        4,516,982
Goodwill......................      25,052      11,227       9,897          11,503            13,355      14,549           16,446
Deposits......................   5,291,894   5,150,023   4,977,630       5,191,552         5,399,718   5,695,928        5,683,130
Federal Home Loan Bank
  advances....................     630,307     831,585   1,141,040         893,587         1,354,663     945,492        1,018,725
Other borrowings..............     411,068     437,302     352,778         547,857           530,332     467,875          599,900
Stockholders' equity..........     541,869     541,019     549,506         527,675           475,469     428,065          375,495
Tangible net worth............     516,817     529,792     539,609         516,172           462,114     413,516          359,049
Book value per common share...       15.66       15.10       15.81           14.82             13.44       12.10            11.03
Tangible book value per common
  share.......................       14.94       14.78       15.53           14.50             13.04       11.67            10.51
KEY RATIOS:
Net interest margin...........        5.31%       5.06%       5.26%           4.61%             3.96%       3.69%            3.43%
Return on average assets......        1.67        1.48        1.24             .82               .93         .73              .68
Return on average realized
  common equity...............       21.49       19.97       16.13           12.70             15.94       13.95            15.67
Average total equity to
  average assets..............        7.78        7.51        7.70            6.59              5.95        5.28             4.39
Common dividend payout
  ratio.......................       22.59       21.40       29.70           35.34             25.64       22.47            15.63

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

 (1) Amount reflects a one-time special assessment of $34.8 million from the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF").

 (2) Amount reflects $5 million in merger-related provisions associated with TCF's acquisition of Great Lakes.

 (3) Amount reflects a loss of $21.3 million on merger-related asset sales associated with TCF's acquisition of Great Lakes.

 (4) Amount reflects $21.7 million in merger-related expenses and $4.4 million in cancellation costs on the early termination of interest-rate exchange contracts associated with TCF's acquisition of Great Lakes.

 (5) Represents the prepayment of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million, net of a $578,000 tax benefit, associated with TCF's acquisition of Great Lakes.

 (6) Amount reflects $7 million in merger-related provisions associated with TCF's acquisition of Republic Capital Group, Inc. ("RCG").

 (7) Amount reflects $700,000 in merger-related provisions for real estate losses and $5.5 million in merger-related expenses associated with TCF's acquisition of RCG.

 (8) Amounts are after preferred stock dividends.

 (9) Amounts reflect an after-tax one-time special assessment of $21.7 million from the FDIC to recapitalize the SAIF. Excluding the one-time special assessment, net income per common share would have been $3.04 for the year ended December 31, 1996.

(10) Amounts reflect after-tax merger-related charges of $32.8 million associated with TCF's acquisition of Great Lakes. Excluding such charges, net income per common share would have been $2.60 for the year ended December 31, 1995.

(11) Amounts reflect after-tax merger-related charges of $7.9 million associated with TCF's acquisition of RCG. Excluding such charges, net income per common share would have been $1.77 for the year ended December 31, 1993.

(12) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.

                                   USE OF PROCEEDS

    The net proceeds of the Offering will be used for the payment of a portion of the cash consideration to be paid in connection with the Standard Merger if the Standard Merger is consummated. Otherwise such net proceeds will be used for working capital and general corporate purposes.

                           DESCRIPTION OF TCF CAPITAL STOCK

GENERAL

    TCF is authorized to issue 170,000,000 shares of capital stock, par value $.01 per share, consisting of 140,000,000 shares of Common Stock and 30,000,000 shares of preferred stock. As of April 30, 1997, there were issued and outstanding 34,612,658 shares of Common Stock, and 346,127 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain preferred share purchase rights (the "Rights") described below.

COMMON STOCK

    GENERAL. TCF common stockholders have no preemptive rights. The outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and nonassessable. Each outstanding share of Common Stock also includes, and each share offered hereby will include, one Right.

    VOTING. TCF common stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of Common Stock. Cumulative voting for the election of directors is not permitted.

    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Subject to the preferential dividend rights of any issued and outstanding preferred stock, TCF's common stockholders are entitled to receive dividends as and when declared by the Board of Directors of TCF. Under Delaware corporate law, TCF may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of TCF has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution.

    If TCF were liquidated, the holders of Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of TCF's liabilities and any required payments applicable to the preferred stock then outstanding.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock is Boston EquiServe, Boston, Massachusetts.

    PREFERRED SHARE PURCHASE RIGHTS. On May 23, 1989, the Board of Directors of TCF declared a dividend of one Right for each outstanding share of Common Stock. The dividend was paid on June 9, 1989 to the holders of record of Common Stock on that date. Holders of shares of Common Stock issued subsequent to that date receive one Right with each such share issued. The Rights are transferred with and only with the shares of Common Stock until they become exercisable. The Rights become exercisable only under certain circumstances described below. The Rights are designed to ensure that holders of Common Stock receive fair and equal treatment in the event of any proposed takeover of TCF and to discourage certain abusive takeover techniques. They are also intended to enable holders of Common Stock to realize the long-term value of their investment in TCF. While not preventing a takeover, the Rights are designed to encourage any person seeking to acquire TCF to negotiate with the Board of Directors of TCF. The Rights may have the effect of discouraging, but are not intended to prevent, takeover proposals.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of TCF, including the right to vote or receive dividends. Upon becoming exercisable, each Right entitles the registered holder to purchase from TCF one one-hundredth of a share of Series A Junior Participating Preferred Stock ("Series A Junior Preferred Stock") of TCF at a price (the "Purchase Price") of $180 per one one-hundredth of a share of Series A Junior Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between TCF and Boston EquiServe as rights agent. The Purchase Price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events specified in the Rights Agreement.

    The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of the outstanding shares of Common Stock. The Rights have certain additional features that will be triggered upon the occurrence of any one of certain specified events:

         (i) In the event that any person or group becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock, subject to certain exceptions for shares owned by TCF, a subsidiary or an employee benefit plan or issued directly by TCF, proper provision shall be made so that each holder of a Right, other than any person or group beneficially owning 15% or more of the outstanding Common Stock (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right (or, at the option of TCF, an equivalent number of one one-hundredths of a share of Series A Junior Preferred Stock).

         (ii) In the event that TCF is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         (iii) At any time after the acquisition by a person or group of beneficial owners of 15% or more of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of TCF may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series A Junior Preferred Stock (or of a share of a class or series of TCF's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding Common Stock, a majority of TCF's directors prior to the time of such an acquisition may vote to redeem the Rights in whole, but not in part, at a price of $.01 per right. The redemption of the Rights may be made effective at such time on such basis and with such conditions as such directors in their sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

    The terms of the Rights may be amended by the Board of Directors of TCF without the consent of the holders of the Rights, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock then known to TCF to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group acquires 15% or more of the outstanding
Common Stock, no such amendment may adversely effect the interests of the holders of the Rights.

    The Rights will expire on June 9, 1999, unless extended or earlier redeemed by TCF.

PREFERRED STOCK

    GENERAL.   Pursuant to the TCF Certificate of Incorporation, as amended, there are authorized 30,000,000 shares of preferred stock, par value $.01 per share, and the Board of Directors of TCF has the authority, without further stockholder action, to issue from time to time one or more series of preferred stock with such terms and for such consideration as the TCF Board of Directors may determine. The TCF Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

    The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power and other rights of the holders of Common Stock and under certain circumstances have the effect of delaying or preventing a change in control of TCF.

    SERIES A JUNIOR PREFERRED STOCK. The Board of Directors of TCF has established a series of preferred stock, designated Series A Junior Preferred Stock, issuable upon the exercise of Rights issued to holders of the Common Stock. As of April 30, 1997, there were currently 346,127 shares of Series A Junior Preferred Stock reserved for issuance upon the exercise of the Rights. Series A Junior Preferred Stock ranks junior to all other series of preferred stock that might be created and is not redeemable. Each Series A Junior Preferred Stock share is, subject to the rights of senior securities of TCF, entitled to a minimum preferential quarterly dividend payment of $1.00 per share, however, each such share is limited to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock, upon issuance, are entitled to a minimum preferential liquidation payment of $100 per share but such payment is limited to an aggregate payment of 100 times the payment made per share of Common Stock. Each Series A Junior Preferred Stock share, upon issuance, will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series A Junior Preferred Stock share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

                                 PLAN OF DISTRIBUTION

    The shares of Common Stock offered by the Company may be sold from time to time to purchasers directly in one or more transactions at a fixed price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Company may from time to time sell the Common Stock in transactions involving broker-dealers who may act as agents and/or may acquire Common Stock from the Company as principals and who may receive compensation from the Company and/or the purchasers of the shares. Broker-dealers who acquire Common Stock as principals may thereafter resell such Common Stock in transactions, including transactions of the nature described above. Broker-dealers may be entitled, under agreements that may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Any broker-dealers who participate in a sale of shares of Common Stock may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares of Common Stock as principals, any profits received on the resale of such shares of Common Stock, may be deemed to be underwriting discounts and commissions under the Securities Act.

    The rules of the Commission may prohibit underwriters, brokers, dealers and certain other persons engaged or participating in the distribution of the Common Stock from making a market in such Common Stock during a "cooling off" period preceding the commencement of such distribution if TCF does not, at the time of such distribution, meet certain minimum average daily trading volume and public float tests.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company engaged Piper Jaffray Inc. ("Piper Jaffray") to act as its financial advisor in connection with the Winthrop Merger pursuant to the terms of an engagement letter (the "Winthrop Engagement Letter"). The Company engaged Piper Jaffray to act as its financial advisor in connection with the Standard Merger pursuant to the terms of an engagement letter (the "Standard Engagement Letter"). Piper Jaffray may also provide assistance with respect to the sale of all or a portion of the shares of Common Stock offered hereby. Such assistance may consist of effecting sales of the shares of Common Stock offered hereby through market making activities or in block trades at its usual and customary commissions for such trades. Piper Jaffray currently has no obligation to take or pay for any shares of Common Stock offered hereby. Any assistance by Piper Jaffray with respect to the sale of the Common Stock offered hereby will be provided pursuant to a separate agreement containing customary terms and conditions, including indemnification provisions similar to those contained in the Winthrop Engagement Letter and Standard Engagement Letters (collectively the "Engagement Letters") described in the next paragraph. If Piper Jaffray provides such assistance, it may thereby be subject to restrictions on market making activities during any "cooling off" period described above.

    Pursuant to the Winthrop Engagement Letter, the fees payable to Piper Jaffray in connection with the Winthrop Merger were $300,000. Pursuant to the Standard Engagement Letter, the fees payable to Piper Jaffray in connection with the Standard Merger were $300,000. In addition, TCF has agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify Piper Jaffray against certain expenses and liabilities arising in connection with its engagements, including liabilities under the Securities Act and the Exchange Act. Piper Jaffray has from time to time issued research reports and recommendations on the Common Stock and, in the ordinary course of business, makes a market in the Common Stock. In the course of its market making and other trading activities, Piper Jaffray may from time to time have a long or short position in, and buy and sell, securities of TCF.

    There can be no assurance that the Company will sell any or all of the shares of Common stock offered hereby. It is anticipated that this Offering will remain in effect until the shares of Common Stock offered hereby have been sold, but in no event will any shares be sold in the Offering after the closing of the Winthrop Merger.


                                    LEGAL OPINIONS

    The validity of the Common Stock offered hereby and certain other matters will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Ralph Strangis, a director of TCF, is a member of Kaplan, Strangis and Kaplan, P.A.

                                       EXPERTS

    The consolidated financial statements of TCF as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Winthrop as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Standard as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in TCF's Registration Statement on Form S-4 (File No. 333-25905) and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TCF SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                                ---------------------



                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Selected Historical Financial Data . . . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Description of TCF Capital Stock . . . . . . . . . . . . . . . . . . . . . . 10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14




                                    800,000 Shares






                              TCF FINANCIAL CORPORATION




                                     Common Stock
                              (par value $.01 per share)




                                ---------------------

                                      PROSPECTUS
                                ---------------------










                                ________________, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the Commission registration fee and the New York Stock Exchange listing fee.

Commission registration fee . . . . . . . . . . . . . . . .            $10,304
New York Stock Exchange listing fee . . . . . . . . . . . .             14,750
Printing and engraving expenses . . . . . . . . . . . . . .             25,000
Legal fees and expenses . . . . . . . . . . . . . . . . . .             30,000
Accounting fees and expenses. . . . . . . . . . . . . . . .             20,000
Blue sky fees and expenses. . . . . . . . . . . . . . . . .              1,000
Miscellaneous fees and expenses . . . . . . . . . . . . . .              8,946
                                                                      --------
     Total. . . . . . . . . . . . . . . . . . . . . . . . .           $110,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


LIMITATION OF LIABILITY

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), Article 12 of the Restated Certificate of Incorporation of TCF (the "TCF Certificate") provides that a director of TCF shall not be personally liable to TCF or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to TCF or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of TCF shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

INDEMNIFICATION

    Section 145 of the DGCL provides:

    a. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    b. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    c. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    d. Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    e. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    f. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    g. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    h. For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    i. For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    j. The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    k. The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

    As set forth above, Section 145 of the DGCL authorizes a corporation to indemnify directors, officers, employees and agents in certain circumstances and under certain conditions. While the Board of Directors of TCF may act separately under this grant of authority, the TCF Certificate specifically addresses indemnification in accordance with the DGCL.

    Article 13 of the TCF Certificate generally provides that TCF shall indemnify, to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment to the DGCL, the right to indemnification shall be retroactive only to the extent that such amendment permits TCF to provide broader indemnification rights than such law prior to such amendment permitted TCF to provide), any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal or administrative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of TCF or a subsidiary thereof or is or was serving at the request of TCF as a director, officer, partner, member or trustee of another corporation, partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, against all expense, liability, and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement of a proceeding) reasonably incurred by such person in connection with such proceeding.

    Article 13 provides that in the case of any amendment to the DGCL, the right to indemnification shall be retroactive only to the extent that such amendment permits TCF to provide broader indemnification rights than such law prior to such amendment permitted TCF to provide.

    Article 13 authorizes a person who has brought a claim under such Article to bring suit against TCF for payment of a claim which has not been paid within 30 days after a written claim has been received in writing by TCF. It shall be a defense to such an action that the claimant has not met the standards of conduct that make it permissible under the DGCL for TCF to indemnify the claimant. The burden of proving such a defense shall be on TCF.

    Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Article 13 in defending a civil or criminal action, suit or proceeding shall be paid by TCF in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined that such director or officer is not entitled to be indemnified by TCF.

    The indemnification provided by Article 13 is not exclusive of any other rights to which any director, officer, employee or agent seeking indemnification may be entitled under any law, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for TCF; and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under
Article 13 are deemed to be a contract right.

    Article 13 authorizes TCF to maintain insurance to protect itself and any director, officer, employee, or agent of TCF or other entity against any expense, liability or loss, whether or not TCF would have the power to indemnify such person against expense, liability or loss under the DGCL.

    Article 13 provides that any repeal or modification of the provisions of the Article shall not adversely affect any right or protection provided by the Article to any person in respect of any act or omission occurring prior to the time of such repeal or modification. Article 13 also provides that if the Article or any portion thereof shall be invalidated by any court of competent jurisdiction, TCF shall nevertheless indemnify each director or officer of TCF to the full extent permitted by an applicable portion of the Article that shall not have been invalidated and to the full extent permitted by applicable law.

    Article VII of the TCF Bylaws generally provides that TCF may indemnify persons who serve as employees or agents of TCF or a subsidiary thereof or of another entity at the request of TCF to the fullest extent authorized by the DGCL.

    In addition, TCF maintains an insurance policy that insures directors and officers against certain liabilities.

ITEM 16. EXHIBITS.

    See Index to Exhibits beginning at page II-9.


ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 23, 1997.

                       TCF FINANCIAL CORPORATION


                       By: /s/
                          -------------------------------
                          William A. Cooper, Chairman of the
                          Board and Chief Executive Officer



    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                    TITLE                         DATE
           ---------                    -----                         ----

     /s/                      Chairman of the Board, Chief
    -----------------------   Executive Officer and Director
       William A. Cooper      (Principal Executive Officer)       May 23, 1997

     /s/                      Chief Financial Officer and
    -----------------------   Treasurer (Principal Financial
       Ronald J. Palmer       Officer)                            May 23, 1997

     /s/
    -----------------------   Assistant Treasurer and Controller
         Mark R. Lund         (Principal Accounting Officer)      May 23, 1997


    -----------------------   Vice Chairman of the Board, Chief
       Thomas A. Cusick       Operating Officer and Director


    -----------------------   Vice Chairman of the Board and
        Robert E. Evans       Director

               *
    -----------------------
       Lynn A. Nagorske       President and Director              May 23, 1997

               *
    -----------------------
      Bruce G. Allbright      Director                            May 23, 1997


    -----------------------
       Rudy E. Boschwitz      Director


    -----------------------
       Robert J. Delonis      Director

               *
    -----------------------
    John M. Eggemeyer, III    Director                            May 23, 1997

               *
    -----------------------
      Luella G. Goldberg      Director                            May 23, 1997

               *
    -----------------------
         Daniel F. May        Director                            May 23, 1997

               *
    -----------------------
       Thomas J. McGough      Director                            May 23, 1997

               *
    -----------------------
       Mark K. Rosenfeld      Director                            May 23, 1997

               *
    -----------------------
        Ralph Strangis        Director                            May 23, 1997

               *
    -----------------------
        Ronald A. Ward        Director                            May 23, 1997

               *
    -----------------------
       William F. Bieber      Director                            May 23, 1997


  * Gregory J. Pulles, pursuant to Powers of Attorney executed by each of the officers and directors listed above whose name is marked by an asterisk and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement of TCF Financial Corporation on behalf of each of such officers and directors in the capacities in which the names of each appear above.

 By:          /s/                                                 May 23, 1997
             -----------------------
                Gregory J. Pulles

                                INDEX TO EXHIBITS


 EXHIBIT
   NO.                              DESCRIPTION
   ---                              -----------

    1    Form of underwriting agreement (filed electronically herewith).
    2(a) Agreement and Plan of Reorganization by and between TCF Financial
         Corporation and Winthrop Resources Corporation dated February 28, 1997 [incorporated by reference to Exhibit 2.1 to TCF Financial Corporation's Current Report on Form 8-K, dated March 5, 1997, No. 0-16431 (filed March 5, 1997)]
    2(b) Agreement and Plan of Reorganization by and between TCF Financial
         Corporation and Standard Financial, Inc. dated March 16, 1997 [incorporated by reference to Exhibit 2.1 to Current Report of TCF Financial Corporation on Form 8-K, dated March 21, 1997,
         No. 0-16431 (filed March 21, 1997)]
    3(a) Restated Certificate of Incorporation of TCF Financial
         Corporation, as amended [incorporated by reference to Exhibit 3(a) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]
    3(b) Bylaws of TCF Financial Corporation, as amended [incorporated by reference to Exhibit 3(b) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]
    4(a) Rights Agreement, dated as of May 23, 1989, between TCF Financial
         Corporation and Manufacturers Hanover Trust Company [incorporated by reference to Exhibit 1 to TCF Financial Corporation's Registration Statement on Form 8-A, No. 0-16431 (filed May 25,
         1989)], as amended October 1, 1995 [incorporated by reference to
         Exhibit 4(a) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, No. 0-16431 (filed November 14, 1995)]
    5 Opinion of Kaplan, Strangis and Kaplan, P.A. regarding validity of shares (filed electronically herewith)
   23(a) Consents of KPMG Peat Marwick LLP dated May 21, 1997 (filed electronically herewith)
   23(b) Consent of Ernst & Young LLP dated May 23, 1997 (filed electronically herewith)
   23(c) Consent of Kaplan, Strangis and Kaplan, P.A. (included in
         Exhibit 5)
   24    Powers of Attorney (filed electronically herewith)